SEC 1745 (02-02) Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)


                       City Savings Financial Corporation
                                (Name of Issuer)

                         Common Stock, without par value
                         (Title of Class of Securities)

                                   17865P 10 2
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  17865P 10 2
          -------------

--------------------------------------------------------------------------------

               1.   Names of Reporting Persons.

                    I.R.S. Identification Nos. of above persons (entities only). Thomas F. Swirski
                    ------------------------------------------------------------


               2. Check the Appropriate Box if a Member of a Group (See Instructions)
                    (a) N/A
                        --------------------------------------------------------

                    (b)
                        --------------------------------------------------------

               3.   SEC Use Only _______________________________________________

               4.   Citizenship or Place of Organization
                    United States of America
                    ------------------------------------------------------------

               5.   Sole Voting Power     40,492
                                      ------------------------------------------

Number of      6.   Shared Voting Power     0
Shares                                  ----------------------------------------
Beneficially
Owned by
Each           7.   Sole Dispositive Power    40,492
Reporting                                  -------------------------------------
Person With

               8.   Shared Dispositive Power    0
                                             -----------------------------------


               9. Aggregate Amount Beneficially Owned by Each Reporting Person 40,492 Shares
                    ------------------------------------------------------------

               10.  Check  if  the Aggregate  Amount in Row (9) Excludes Certain
                    Shares (See Instructions)   N/A
                    ------------------------------------------------------------

               11.  Percent of Class Represented by Amount in Row (9)     7.3%
                                                                      ----------

               12.  Type of Reporting Person (See Instructions)
                    IN
                    ------------------------------------------------------------

Item 1.

(a)  City Savings Financial Corporation

(b)  2000 Franklin Street, Michigan City, Indiana 46360


Item 2.

(a)  Thomas F. Swirski

(b) c/o City Savings Financial Corporation, 2000 Franklin Street, Michigan City, Indiana 46360

(c)  United States of America

(d)  City Savings Financial Corporation Common Stock, without par value

(e)  17865P 10 2


Item 3.   If this statement is filed  pursuant to Rule  13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a:

N/A


Item 4.   Ownership

(a)  40,492

(b)  7.3%

(c)  (i)   40,492
     (ii)  0
     (iii) 40,492
     (iv)  0


Item 5.   Ownership of Five Percent or Less of a Class

N/A


Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

N/A



Item 8.   Identification and Classification of Member of the Group

N/A


Item 9.   Notice of Dissolution of Group

N/A


Item 10.  Certification

N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  February 5, 2004
                                  ----------------------------------------------
                                  Date


                                  By: /s/ Thomas F. Swirski
                                     -------------------------------------------
                                     Thomas F. Swirski